Exhibit 99.1

Scientific Games Third Quarter Revenues Rise
9% to $292 Million

Net income per diluted share of $0.27; Non-GAAP net income per diluted share of
$0.33 excluding stock compensation expense

NEW YORK, October 30, 2008 - Scientific Games Corporation (NASDAQ: SGMS) today reported third quarter 2008 revenues of $291.9 million, up 9% from $266.9 million in the third quarter of 2007.  Net income was $25.4 million or $0.27 per diluted share, up from a net loss of $2.9 million or $0.03 per diluted share in the third quarter of 2007.  Excluding stock compensation expense, earnings were $31.3 million or $0.33 per non-GAAP diluted share, compared to non-GAAP adjusted net income, excluding $26.1 million of asset impairment charges and $6.3 million of stock compensation expense, of $20.9 million or $0.22 per non-GAAP diluted share in the third quarter of 2007.

EBITDA for the third quarter of 2008 was $88.6 million, up from $73.7 million in the third quarter of 2007. Adjusted EBITDA increased 21% to $96.8 million for the third quarter of 2008, compared to adjusted EBITDA of $80.0 million for the third quarter of 2007.

For the nine months ended September 30, 2008, revenues were $854.9 million, compared to $778.7 million for the nine months ended September 30, 2007, an increase of 10%.  Net income was $74.3 million or $0.79 per diluted share, compared to $49.0 million or $0.51 per diluted share in 2007.  EBITDA increased to $258.5 million from $233.8 million in 2007.  Adjusted EBITDA increased 15% to $290.7 million.

Printed Products Group

Printed Products Group service revenue increased by about 6% in the third quarter of 2008 to $147.1 million. While licensed product revenues showed solid sequential growth from the second to third quarter of 2008, year-to-year licensed product revenue declined sharply due primarily to the unusually high revenues associated with the launch of Deal or No Deal™ in 2007. Excluding licensed product revenues, which in the past has tended to fluctuate far more significantly from quarter to quarter than the underlying core instant ticket business, overall printed product service revenues grew by more than 12% in the third quarter of 2008 as compared to the corresponding 2007 quarter. Further, excluding from total service revenue sales to China and other year to year anomalies, same store sales growth was about 4.5%.  This amount represents somewhat of a deceleration from historic growth rates, but is consistent with the Company’s expectations given the current economic environment.

Instant tickets sales to China increased slightly from the second to the third quarter in 2008, but by less than anticipated. Largely because of the national preoccupation with the Olympics in August, there was a significant delay in the introduction of new games, the optimization of inventory levels throughout the country, the expansion of the retailer base and the movement to a higher average price point. In the last few weeks there has been excellent progress in each of these areas and as a result there have been strong week- to- week increases in retail sales.

The Company’s production plan for China anticipates two presses being operational by the middle of 2009. Each press will have the capacity to produce about 4 billion tickets per year. The first press is scheduled to become operational before the end of 2008 and be at full capacity by the end of the first quarter of 2009; the second press is scheduled to be delivered towards the end of the first quarter and be capable of operating at full capacity by the end of the second quarter.  As we have discussed previously, the shift of production from Alpharetta to China will have an extremely positive impact on margins due to the cost of airfreight that the Company is currently experiencing. In the third quarter of 2008  the latter accounted for at least 2 points of overall margin in the printed product service business and is the primary reason Printed Products Group gross margins declined from 39% in the third quarter of 2007 to 38% this year.

Lottery Systems Group

Lottery Systems Group service revenues grew by 14% in the third quarter of 2008 to $62.4 million from $54.6 million last year and at the same time service gross margins improved from 47% to 48%. Essentially all of the revenue and margin improvement was driven by the national contract for ticket activation, validation and tracking services with the China Sports Lottery.   Excluding China revenue as well as revenue from expired contracts, “same store” sales growth in lottery services was about 5% with virtually all of the growth coming in Europe and Latin America.  The progress being made in Puerto Rico is particularly pleasing where revenues have increased by 33% year over year. The Televisa Mexican lottery contract negatively impacted earnings by $2.9 million or nearly $0.02 per share in the third quarter of 2008; during the third quarter the Company began exploring various new strategies for alleviating this loss and is actively working to determine the best course of action.

Diversified Gaming Group

Diversified Gaming Group revenues increased by 8% overall in the third quarter of 2008 to $59.9 million from $55.4 million, with a 38% increase in Global Draw revenues offset by a decline in revenues from Games Media and the racing related businesses.  As explained previously, Games Media is in the deliberate process of transitioning from a one-time product sale business model to a model driven by participation-based recurring revenues and, while the transition is tracking well according to plan, the Company expects that it will take a few more quarters for revenue to return to previous levels. More importantly however, Games Media  gross margins increased from about 10% in the third quarter of 2007 to 49% in the same quarter of 2008, a clear indication that the fundamental strategy is working. Overall margins in the Diversified Gaming Group increased from 37% in 2007 to 42% in 2008, driven by margin increases in both Global Draw and Games Media.

New Contract Activity

During the third quarter of 2008, Scientific Games was awarded the primary instant ticket contract with New South Wales (NSW) Lotteries Corporation and the Montana Lottery as well as a secondary instant ticket contract with the Kansas Lottery.  In addition, the Company signed instant ticket contract extensions with Washington, Colorado and

Delaware and online extensions with Delaware (including video lottery) and Iowa.  The Company also signed an extension with Puerto Rico for online field marketing services.

Non-GAAP Financial Measures

Information about the use of non-GAAP financial information is provided under the section “Non-GAAP Disclosure” below. The non-GAAP measures (adjusted net income, diluted adjusted net income per share, EBITDA and adjusted EBITDA) are reconciled to the corresponding GAAP measures in the financial schedules accompanying this release.

Convertible Debentures

A market price event did not occur for the quarter ended September 30, 2008 and, accordingly, the Convertible Debentures are not convertible during the current quarter ending December 31, 2008. During the third quarter of 2008, the average price of the Company’s common stock was lower than the conversion price of the Convertible Debentures.  Therefore, no shares related to the Convertible Debentures were included in our weighted-average diluted common shares outstanding for the three months ended September 30, 2008.  For the nine months ended September 30, 2008, the Company has included approximately six shares related to the Convertible Debentures in our weighted-average diluted common shares outstanding.  Although the Company purchased a hedge in December 2004 to mitigate the potential dilution from the conversion of the Convertible Debenture, the Company is precluded from reflecting this hedge in the GAAP weighted average number of diluted shares because the effect would be anti-dilutive.  However, to the extent the Convertible Debentures are converted during the term of the hedge, the diluted share amount will decrease because the hedge will offset the dilution from conversion of the Convertible Debentures.

Conference Call Details

We invite you to join our conference call tomorrow at 8:30 a.m. Eastern.  To access the call live via webcast please visit www.scientificgames.com and click on the webcast link under the Investors tab.  To access the call by telephone, please dial (866) 203-3436 (US & Canada) or (617) 213-8849 (International) fifteen minutes before the start of the call.  The Conference ID# is 33038474.  The call will be archived for replay on the Company’s website for 30 days.

About Scientific Games

Scientific Games Corporation is the leading integrated supplier of instant tickets, systems and services to lotteries worldwide, a leading supplier of server-based gaming machines and systems, Amusement and Skill with Prize betting terminals, interactive sports betting terminals and systems, and wagering systems and services to pari-mutuel operators. It is also a licensed pari-mutuel gaming operator in Connecticut, Maine and the Netherlands and is a leading supplier of prepaid phone cards to telephone companies. Scientific Games’ customers are in the United States and more than 60 other countries. For more information about Scientific Games, please visit our web site at www.scientificgames.com.

Company Contact:

Investor Relations

Scientific Games

212-754-2233

Forward-Looking Statements

In this press release the Company makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward- looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may”,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” “could,” “potential,” “opportunity,” or similar terminology. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of future results or performance. Actual results may differ materially from those projected in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; material adverse changes in economic and industry conditions in the Company’s markets; technological change; retention and renewal of existing contracts and entry into new contracts; availability and adequacy of cash flow to satisfy obligations and indebtedness or future needs; protection of intellectual property; security and integrity of software and systems; laws and government regulation, including those relating to gaming licenses, permits and operations; inability to identify, complete and integrate future acquisitions; seasonality; dependence on suppliers and manufacturers; factors associated with foreign operations; dependence on key personnel; failure to perform on contracts; resolution of pending or future litigation; labor matters; and stock price volatility. Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Non-GAAP Disclosure

EBITDA, as included herein, represents net income plus income tax expense, interest expense, and depreciation and amortization expenses, net of other income. EBITDA is included in this document as it is a basis upon which the Company assesses its financial performance, and it provides useful information regarding the Company’s ability to service its debt. In addition, EBITDA is useful to investors in evaluating the Company’s financial performance because it is a commonly used financial analysis tool for measuring and comparing gaming companies in several areas of liquidity, operating performance and leverage. EBITDA should not be considered in isolation or as an alternative to net income, cash flows from operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles (GAAP) as measures of the Company’s profitability or liquidity. EBITDA as defined in this press release may differ from similarly titled measures presented by other companies.

EBITDA, adjusted EBITDA, non-GAAP adjusted net income and diluted non-GAAP adjusted net income per share are non-GAAP financial measures that are presented as supplemental disclosures and are reconciled to GAAP net income and GAAP net income per diluted share in financial schedules accompanying this release. In calculating the adjusted financial measures, the Company excludes certain items in order to better facilitate an understanding of the Company’s operating performance.

The Company’s management uses these adjusted financial measures in conjunction with GAAP financial measures to monitor and evaluate the performance of the Company’s business operations; facilitate management’s internal comparisons of the Company’s historical operating performance of its business operations; facilitate management’s external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; review and assess the operating performance of the Company’s management team and as a measure in evaluating employee compensation and bonuses; analyze and evaluate financial and strategic planning decisions regarding future operating investments; and plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company’s management believes that these adjusted financial measures are useful to investors to provide them with disclosures of the Company’s operating results on the same basis as that used by the Company’s management. The Company’s management also believes that because it has historically provided such adjusted non-GAAP financial measures in its earnings releases, continuing to do so provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company’s management believes that the presentation of the adjusted non-GAAP financial measures, when used in conjunction with GAAP financial measures, provides both management and investors with financial information that can be useful in assessing the Company’s financial condition and operating performance.

The adjusted financial measures should not be considered in isolation or as a substitute for net income or net income per diluted share prepared in accordance with GAAP. The adjusted financial measures as defined in this press release may differ from similarly titled measures presented by other companies. The adjusted financial measures, as well as other information in this press release should be read in conjunction with the Company’s financial statements filed with the Securities and Exchange Commission.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended September 30, 2007 and 2008
(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,
	2007	2008
Operating revenues:
Services	$244,526	265,430
Sales	22,374	26,505
	266,900	291,935
Operating expenses :
Cost of services (exclusive of depreciation and amortization)	141,935	157,480
Cost of sales (exclusive of depreciation and amortization)	15,874	17,257
Selling, general and administrative expenses	43,738	41,937
Depreciation and amortization	61,266	36,487
Operating income	4,087	38,774
Other (income) deductions:
Interest expense	15,975	17,659
Equity in earnings of joint ventures	(8,344)	(13,356)
Other (income) expense	(123)	(818)
	7,508	3,485
Income (loss) before income tax expense	(3,421)	35,289
Income tax expense	(543)	9,879
Net income (loss)	$(2,878)	25,410

Basic and diluted net income per share:
Basic net income (loss)	$(0.03)	0.27
Diluted net income (loss)	$(0.03)	0.27
Weighted average number of shares used in per share calculations:
Basic shares	92,737	92,841
Diluted shares	96,527	94,626

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Nine Months Ended September 30, 2007 and 2008
(Unaudited, in thousands, except per share amounts)

	Nine Months Ended September 30,
	2007	2008
Operating revenues:
Services	$690,180	764,044
Sales	88,563	90,867
	778,743	854,911
Operating expenses :
Cost of services (exclusive of depreciation and amortization)	388,380	440,394
Cost of sales (exclusive of depreciation and amortization)	64,815	63,808
Selling, general and administrative expenses	123,378	140,775
Depreciation and amortization	122,600	106,099
Operating income	79,570	103,835
Other (income) deductions:
Interest expense	43,141	45,962
Equity in earnings of joint ventures	(31,623)	(48,612)
Early extinguishment of debt	—	2,960
Other income	(166)	(1,513)
	11,352	(1,203)
Income before income tax expense	68,218	105,038
Income tax expense	19,230	30,725
Net income	$48,988	74,313

Basic and diluted net income per share:
Basic net income	$0.53	0.80
Diluted net income	$0.51	0.79
Weighted average number of shares used in per share calculations:
Basic shares	92,440	92,933
Diluted shares	95,894	94,588

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEET DATA

December 31, 2007 and September 30, 2008

(Unaudited, in thousands)

	December 31,	September 30,
	2007	2008

Assets:
Cash and cash equivalents	$29,403	161,770
Other current assets	368,474	420,943
Property and equipment, net	561,624	629,970
Long-term assets	1,140,538	1,144,258
Total assets	$2,100,039	2,356,941

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$4,942	53,488
Other current liabilities	212,572	219,370
Long-term debt, excluding current portion	1,072,625	1,217,594
Other long-term liabilities	148,685	141,952
Stockholders’ equity	661,215	724,537
Total liabilities and stockholders’ equity:	$2,100,039	2,356,941

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED SEGMENT OPERATING DATA

Three Months Ended September 30, 2007 and 2008

(Unaudited, in thousands)

	Three Months Ended September 30, 2007
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals

Service revenues	$139,132	54,583	50,811	244,526
Sales revenues	9,378	8,429	4,567	22,374
Total revenues	148,510	63,012	55,378	266,900
Cost of services (1)	82,399	28,867	30,669	141,935
Cost of sales (1)	7,805	3,809	4,260	15,874
Selling, general and administrative expenses	16,541	8,606	4,846	29,993
Depreciation and amortization (2)	37,013	16,130	7,893	61,036
Segment operating income	$4,752	5,600	7,710	18,062
Unallocated corporate expense				13,975
Consolidated operating income				$4,087

	Three Months Ended September 30, 2008
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals

Service revenues	$147,142	62,354	55,934	265,430
Sales revenues	7,431	15,072	4,002	26,505
Total revenues	154,573	77,426	59,936	291,935
Cost of services (1)	91,459	32,597	33,424	157,480
Cost of sales (1)	4,423	11,581	1,253	17,257
Selling, general and administrative expenses	14,330	6,860	5,449	26,639
Depreciation and amortization (2)	9,276	15,409	11,519	36,204
Segment operating income	$35,085	10,979	8,291	54,355
Unallocated corporate expense				15,581
Consolidated operating income				$38,774

(1)	Exclusive of depreciation and amortization
(2)	Includes amortization of service contract software

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CONSOLIDATED SEGMENT OPERATING DATA

Nine Months Ended September 30, 2007 and 2008
(Unaudited, in thousands)

	Nine Months Ended September 30, 2007
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals

Service revenues	$370,714	161,726	157,740	690,180
Sales revenues	28,734	29,944	29,885	88,563
Total revenues	399,448	191,670	187,625	778,743
Cost of services (1)	208,929	86,335	93,116	388,380
Cost of sales (1)	23,809	15,935	25,071	64,815
Selling, general and administrative expenses	43,746	23,941	15,408	83,095
Depreciation and amortization (2)	55,536	45,486	20,894	121,916
Segment operating income	$67,428	19,973	33,136	120,537
Unallocated corporate expense				40,967
Consolidated operating income				$79,570

	Nine Months Ended September 30, 2008
	Printed Products Group	Lottery Systems Group	Diversified Gaming Group	Totals

Service revenues	$421,153	178,332	164,559	764,044
Sales revenues	24,648	47,335	18,884	90,867
Total revenues	445,801	225,667	183,443	854,911
Cost of services (1)	249,650	92,429	98,315	440,394
Cost of sales (1)	16,309	38,352	9,147	63,808
Selling, general and administrative expenses	47,860	25,742	19,493	93,095
Depreciation and amortization (2)	28,728	45,765	30,774	105,267
Segment operating income	$103,254	23,379	25,714	152,347
Unallocated corporate expense				48,512
Consolidated operating income				$103,835

(1)	Exclusive of depreciation and amortization
(2)	Includes amortization of service contract software

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

CALCULATION OF NON-GAAP ADJUSTED NET INCOME

(Unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2008	2007	2008

Income (loss) before income tax expense	$(3,421)	35,289	68,218	105,038
Add: Stock compensation charges	6,313	8,220	18,408	24,348
Add: Printed Products restructuring	—	—	—	2,772
Add: Printed Products asset impairment charges	26,097	—	26,097	—
Add: Global Draw earn-out	—	—	—	3,446
Add: Division President retirement	—	—	—	930
Add: California Horse Race Board resolution	—	—	—	700
Add: Early extinguishment of debt	—	—	—	2,960
Non-GAAP net income before income tax expense	28,989	43,509	112,723	140,194
Non-GAAP income tax expense	8,117	12,183	31,562	41,077
Non-GAAP adjusted net income	20,872	31,326	81,161	99,117

Diluted non-GAAP net income per share	$0.22	0.33	0.86	1.05
Diluted GAAP net income (loss) per share	$(0.03)	0.27	0.51	0.79
Weighted average number of shares used in per share calculations	96,527	94,626	95,894	94,588
Less: Diluted shares included in weighted average number of shares related to potential conversion of convertible debt	1,669	—	1,307	6
Non-GAAP weighted average number of shares used in per share calculations	94,858	94,626	94,587	94,582

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES

RECONCILATION OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2008	2007	2008

Net income (loss)	$(2,878)	25,410	48,988	74,313
Add: Income tax expense	(543)	9,879	19,230	30,725
Add: Depreciation and amortization expense	61,266	36,487	122,600	106,099
Add: Interest expense, net of other income or loss	15,852	16,841	42,975	47,409
EBITDA	$73,697	88,617	233,793	258,546

Add: Printed Products restructuring	—	—	—	2,772
Add: Division President retirement	—	—	—	930
Add: California Horse Race Board resolution	—	—	—	700
Add: Global Draw earn-out	—	—	—	3,446
Add: Stock compensation charges	6,313	8,220	18,408	24,348
Adjusted EBITDA	$80,010	96,837	252,201	290,742